News Release
EXHIBIT 99.1
SM ENERGY REPORTS SECOND QUARTER 2025 FINANCIAL AND OPERATING RESULTS;
EXECUTION-DRIVEN GROWTH | UINTA BASIN SHINES
DENVER, CO July 31, 2025 - SM Energy Company (the “Company”) (NYSE: SM) today reported operating and financial results for the second quarter 2025 and provided certain full year and third quarter 2025 guidance.
Highlights include:
•Record Net Quarterly Production: 19.0 MMBoe, or 209.1 MBoe/d, exceeded expectations at 5% above the mid-point of guidance, with oil making up 55% (115.7 MBbls/d). Strong performance from the Company’s Uinta Basin assets was the primary driver for the production outperformance, supported by efforts to improve transportation logistics and optimize takeaway capacity. Compared to the second quarter of 2024, total net daily production increased 32% and net daily oil production rose 59%.
•Meaningful Debt Reduction: The Company paid down its revolving credit facility balance to zero and ended the quarter with a $101.9 million cash balance. The Company expects to achieve its target leverage metric of 1.0x by year-end at current commodity prices.
•Strong Financial Beat: Net income was $201.7 million, or $1.76 per diluted common share, and Adjusted net income(1) was $171.9 million, or $1.50 per diluted common share. Net cash provided by operating activities of $571.1 million before net change in working capital of $(69.3) million totaled $501.9 million(1) and Adjusted EBITDAX(1) was $569.6 million.
•Strides in efficiency resulted in acceleration of activity across all assets. Capital expenditures of $410.2 million adjusted for a change in capital expenditure accruals of $(22.2) million totaled $388.0 million.(1)
•Adjusted free cash flow(1) was $113.9 million, driven by production outperformance from the Company’s Uinta Basin assets and solid ongoing performance from the Company’s Texas assets, including strong production and lower than expected operating costs.
•Expanded the Company’s community outreach in Utah by hosting a field tour for federal, state, and local officials in collaboration with the Utah Petroleum Association and Uintah Basin Technical College.
President and Chief Executive Officer Herb Vogel comments: “This was a standout quarter for SM Energy and highlighted the top-tier quality of our Uinta Basin assets. Record production combined with our low breakeven cost assets delivered excellent bottom line results. In turn, we were able to pay off the revolving credit facility, build a cash balance, and return capital to stockholders through our sustainable quarterly fixed dividend. While we focused on the successful integration of our Uinta Basin assets during the first half of 2025, we have now moved into optimization mode, where we expect to continue to grow value from this core asset. I’m proud of how our team continues to execute, and with this momentum, we are well-positioned for a strong second half of the year, expecting to achieve our 1.0x leverage target by year-end at current commodity prices.”

SECOND QUARTER 2025 RESULTS

NET PRODUCTION BY OPERATING AREA
Second Quarter 2025
	Midland Basin	South Texas	Uinta Basin	Total
Oil (MBbl / MBbl/d)	4,906 / 53.9	1,814 / 19.9	3,811 / 41.9	10,532 / 115.7
Natural Gas (MMcf / MMcf/d)	16,193 / 177.9	16,695 / 183.5	3,357 / 36.9	36,245 / 398.3
NGLs (MBbl / MBbl/d)	4 / —	2,445 / 26.9	2 / —	2,451 / 26.9
Total (MBoe / MBoe/d)	7,609 / 83.6	7,042 / 77.4	4,372 / 48.0	19,024 / 209.1
Note: Totals may not calculate due to rounding.
•Second quarter net production volumes were 19.0 MMBoe (209.1 MBoe/d) and were 55% oil (115.7 MBbl/d). Volumes were 40% from the Midland Basin, 37% from South Texas, and 23% from the Uinta Basin.
•Second quarter net production exceeded the Company’s expectations driven by continued outperformance of its Uinta Basin assets, where production averaged 87% oil.

REALIZED PRICES BY OPERATING AREA
	Second Quarter 2025
	Midland Basin	South Texas	Uinta Basin	Total (Pre/Post-hedge(1))
Oil ($/Bbl)	$64.11	$62.54	$59.14	$62.04 / $64.05
Natural Gas ($/Mcf)	$1.68	$2.66	$1.88	$2.15 / $2.67
NGLs ($/Bbl)	nm	$21.89	nm	$21.91 / $21.91
Per Boe	$44.93	$30.03	$53.00	$41.27 / $43.36
Note: Totals may not calculate due to rounding.
•Second quarter benchmark pricing included NYMEX WTI at $63.74/Bbl, NYMEX Henry Hub natural gas at $3.44/MMBtu and OPIS Composite NGLs at $26.99/Bbl.
•Second quarter average realized price before the effect of hedges was $41.27 per Boe, and average realized price after the effect of hedges was $43.36 per Boe.(1) Realized gas prices were challenged in the second quarter of 2025, primarily due to declines in NYMEX Henry Hub and WAHA regional pricing. Ongoing pipeline constraints continue to pressure WAHA basis differentials, negatively affecting realized gas prices in the Midland Basin. This is expected to remain a challenge for the rest of the year and into 2026 until additional pipeline capacity is placed into service.
•The effect of commodity net derivative settlements for the second quarter was a net gain of $2.09 per Boe, or $39.7 million.
For additional operating metrics and regional detail, please see the Financial Highlights section below and the accompanying slide deck.
NET INCOME AND NET INCOME PER SHARE
Second quarter 2025 net income totaled $201.7 million, or $1.76 per diluted common share, compared to net income of $210.3 million, or $1.82 per diluted common share, in the same period in 2024. The contribution from higher second quarter 2025 production was offset primarily by lower average realized oil prices and higher interest expense associated with the issuance of the Company’s 2029 and 2032 Senior Notes in the third quarter of 2024. For the first six months of 2025, net income was $383.9 million, or $3.34 per diluted common share, compared with net income of $341.5 million, or $2.94 per diluted common share, for the same period in 2024.

NET CASH PROVIDED BY OPERATING ACTIVITIES
Second quarter 2025 net cash provided by operating activities of $571.1 million before net change in working capital of $(69.3) million totaled $501.9 million,(1) compared with net cash provided by operating activities of $476.4 million before net change in working capital of $(50.2) million that totaled $426.2 million(1) for the same period in 2024. The $75.7 million, or 18%, increase in the current year period is primarily driven by higher production volumes with a greater oil mix and a favorable net derivative settlement gain, partially offset by lower realized prices, increased operating costs, and higher interest payments.
For the first six months of 2025, net cash provided by operating activities of $1.1 billion before net change in working capital of $(37.7) million totaled $1.0 billion,(1) compared with net cash provided by operating activities of $752.4 million before net change in working capital of $47.5 million that totaled $799.9 million(1) for the same period in 2024. The $216.6 million, or 27%, increase in the current period is primarily driven by higher production volumes with a greater oil mix and a favorable net derivative settlement gain, partially offset by lower realized prices, increased operating costs, and higher interest payments.
ADJUSTED EBITDAX(1) AND ADJUSTED NET INCOME(1)
Second quarter 2025 Adjusted EBITDAX(1) was $569.6 million, up $83.6 million, or 17%, from $485.9 million in the same period in 2024. For the first six months of 2025, Adjusted EBITDAX(1) was $1.2 billion, up $263.5 million, or 29%, from $895.0 million for the same period in 2024.
Second quarter 2025 Adjusted net income(1) was $171.9 million, or $1.50 per diluted common share, which compares with Adjusted net income(1) of $214.4 million, or $1.85 per diluted common share, for the same period in 2024. For the first six months of 2025, Adjusted net income(1) was $374.0 million, or $3.26 per diluted common share, compared with Adjusted net income(1) of $378.5 million, or $3.26 per diluted common share, for the same period in 2024.
CAPITAL EXPENDITURES AND ACTIVITY
Second quarter 2025 capital expenditures of $410.2 million adjusted for a change in capital expenditure accruals of $(22.2) million totaled $388.0 million.(1) Capital activity during the quarter included drilling 27 net wells, of which 12 were in the Midland Basin, 6 were in South Texas, and 9 were in the Uinta Basin, and adding 56 net flowing completions, of which 23 were in the Midland Basin, 16 were in South Texas, and 17 were in the Uinta Basin. During the second quarter, faster than expected drilling and completion times accelerated certain costs into the second quarter 2025, which resulted in more wells being both drilled and completed than planned.
For the first six months of 2025, capital expenditures of $824.0 million adjusted for a change in capital accruals of $4.7 million totaled $828.8 million.(1) Capital activity during the first six months included drilling 68 net wells, of which 33 were in the Midland Basin, 16 were in South Texas, and 19 were in the Uinta Basin, and adding 97 net flowing completions, of which 35 were in the Midland Basin, 21 were in South Texas, and 41 were in the Uinta Basin.
ADJUSTED FREE CASH FLOW(1)
Second quarter 2025 cash flow from operations before net change in working capital totaled $501.9 million,(1) and capital expenditures before changes in accruals totaled $388.0 million,(1) delivering Adjusted free cash flow of $113.9 million.(1)
For the first six months of 2025, cash flow from operations before net change in working capital totaled $1.0 billion,(1) and capital expenditures before changes in accruals totaled $828.8 million,(1) delivering Adjusted free cash flow of $187.7 million.(1)
RETURN OF CAPITAL TO STOCKHOLDERS
Return of capital to stockholders during the quarter totaled $22.9 million through the payment of the Company’s $0.20 per share quarterly fixed dividend on May 5, 2025.

FINANCIAL POSITION, LIQUIDITY, AND NET DEBT-TO-ADJUSTED EBITDAX(1)
On June 30, 2025, the outstanding principal amount of the Company’s long-term debt was $2.74 billion with a zero balance on the Company’s senior secured revolving credit facility. Cash and cash equivalents totaled approximately $101.9 million. Therefore, Net debt(1) was $2.63 billion.
At June 30, 2025, Net debt-to-Adjusted EBITDAX(1) was reduced to 1.2 times. As a result of the Uinta Basin acquisition closing on October 1, 2024, trailing twelve-month Adjusted EBITDAX(1) only includes three quarters of Uinta Basin financial activity.
COMMODITY DERIVATIVES
As of July 23, 2025, commodity derivative positions for the third through fourth quarters of 2025 include:
SWAPS AND COLLARS:
•Oil: Approximately 9,600 MBbls, or approximately 46% of expected 3Q-4Q 2025 net oil production, are hedged to benchmark prices at an average price of $65.07/Bbl (weighted-average of collar floors and swaps) to $70.42/Bbl (weighted-average of collar ceilings and swaps), excluding basis swaps.
•Natural gas: Approximately 36,000 BBtu, or approximately 45% of expected 3Q-4Q 2025 net natural gas production, are hedged to benchmark prices at an average price of $3.67/MMBtu (weighted-average of collar floors and swaps) to $4.31/MMBtu (weighted-average of collar ceilings and swaps), excluding basis swaps.
BASIS SWAPS:
•Oil, Midland Basin differential: 2,300 MBbls of expected 3Q-4Q 2025 net Midland Basin oil production are hedged to the local price point at a positive weighted-average differential price of $1.18/Bbl.
•Oil, MEH differential: Approximately 1,100 MBbls of expected 3Q-4Q 2025 net South Texas oil production are hedged to the local price point at a positive weighted-average differential price of $1.86/Bbl.
•Gas, WAHA differential: 10,200 BBtu of expected 3Q-4Q 2025 net Midland Basin natural gas production are hedged to WAHA at a weighted-average differential price of ($0.69)/MMBtu.
A detailed schedule of these and additional derivative positions are provided in the accompanying slide deck.
2025 OPERATING PLAN AND GUIDANCE
The Company is unable to provide a reconciliation of forward-looking non-GAAP capital expenditures because components of the calculation are inherently unpredictable, such as changes to, and timing of, capital accruals. The inability to project certain components of the calculation would significantly affect the accuracy of a reconciliation.

UPDATED GUIDANCE FULL YEAR 2025:
•Full year guidance for net production is unchanged at 200 to 215 MBoe/d.
•Oil production, as a percent of total production, is increased to a range of 53% to 54%, or 106 to 116 MBbl/d, from previous guidance of 51% to 52%.
•Full year guidance for capital expenditures (net of the change in capital accruals),(1) excluding acquisitions, is increased from approximately $1.3 billion to approximately $1.375 billion primarily to accommodate certain previously excluded non-operated capital projects. The Company has increased the estimated number of net wells to be drilled in 2025 to approximately 115 from 105. The number of net wells expected to be completed remains unchanged at approximately 150. The incremental capital is not expected to result in a production impact in 2025.
•Full year guidance for DD&A expense is increased to approximately $16/Boe, from previous guidance of $15/Boe, due to the increase in expected full-year oil production.

•Subsequent to June 30, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law. The Company is currently evaluating the potential impacts, but expects to benefit from certain provisions including: the reinstatement of 100% bonus depreciation on tangible assets, the expensing of certain qualified R&D expenditures, and a less restrictive limitation on the business interest expense deduction. While this evaluation is ongoing, the Company reduced its estimate for cash taxes for 2025 to approximately $10 million from a range of $75 million to $95 million previously. The Company expects the financial impact from the OBBBA to be reflected in its third quarter results.
•Other expense line items remain unchanged.
GUIDANCE THIRD QUARTER 2025:
•Capital expenditures (net of the change in capital accruals),(1) excluding acquisitions is expected to range between $300 million and $320 million. In the third quarter, the Company expects to drill approximately 25 net wells and complete approximately 30 net wells.
•Net production is expected to be approximately 209 to 215 MBoe/d at 53% to 54% oil, or 111 to 116 MBbl/d.
UPCOMING EVENTS
EARNINGS Q&A WEBCAST AND CONFERENCE CALL
August 1, 2025 – Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time for the second quarter 2025 financial and operating results Q&A session. This discussion will be accessible via:
•Webcast (available live and for replay) – on the Company’s website at sm-energy.com/investors (replay accessible approximately 1 hour after the live call); or
•Telephone – join the live conference call by registering at https://event.choruscall.com/mediaframe/webcast.html?webcastid=EdgWCd92. Dial-in for domestic toll free/International is 877-407-6050 / +1 201-689-8022.

CONFERENCE PARTICIPATION
•August 13, 2025 – Citi’s 2025 Natural Resource Conference. President and Chief Executive Officer Herb Vogel will meet with investors in one-on-one settings. The event will not be webcast.
•August 18, 2025 – EnerCom Denver, The Energy Investment Conference. President and Chief Executive Officer Herb Vogel will present at 11:20 a.m. Mountain time/1:20 p.m. Eastern time. The event webcast replay will be available the following day, accessible from the Company's website and available for a limited period. The Company plans to post an investor presentation to its website the morning of the event.
•September 2, 2025 – Barclays 39th Annual CEO Energy-Power Conference. Executive Vice President and Chief Financial Officer Wade Pursell will present at 11:15 a.m. Mountain Time/1:15 p.m. Eastern time and will also meet with investors in one-on-one settings. The event will be webcast, accessible from the Company's website, and available for replay for a limited period. The Company plans to post an investor presentation to its website the morning of the event.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words “anticipate,” “deliver,” “demonstrate,” “establish,” “estimate,” “expects,” “goal,” “generate,” “maintain,” “objectives,” “optimize,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this release include, among other things: expected timing of achievement of the Company’s target leverage ratio of 1.0x, the expectation for continuing pipeline constraints and the associated timing and impact on Midland Basin realized gas prices, assumptions and projections for the third quarter and full year 2025 regarding guidance for production, production growth and oil mix as a percentage of total production, capital expenditures

(including the expected spend on non-operated projects), operating costs (including lease operating expenses, transportation costs and taxes), general and administrative expenses, exploration expenses and DD&A, and the projected impacts thereon, the number of wells expected to be drilled and completed, the expected impacts of the OBBBA, the percent of future production that is hedged, the allocation of activity and capital expenditures among the Company’s operating areas and activities, and the Company’s long-term strategy and operational plan, including plans to deliver low breakeven and high-return wells that endure commodity price cycles, return capital to stockholders through dividends, debt reduction to a target of one times leverage, and share repurchases, and increasing scale. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Future results may be impacted by the risks discussed in the Risk Factors section of SM Energy's most recent Annual Report on Form 10-K, and such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this release. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so, except as required by securities laws.
FOOTNOTE 1
Indicates a non-GAAP measure or metric. Please refer to the “Definitions of Non-GAAP Measures and Metrics as Calculated by the Company” section in Financials Highlights, and the corresponding reconciliations to the most directly comparable GAAP financial measures, for additional information.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, gas, and NGLs in the states of Texas and Utah. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Patrick Lytle, plytle@sm-energy.com, 303-864-2502

Meghan Dack, mdack@sm-energy.com, 303-837-2426

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2025

Condensed Consolidated Balance Sheets
(in thousands, except share data)	June 30,	December 31,
ASSETS	2025	2024
Current assets:
Cash and cash equivalents	$101,877	$—
Accounts receivable	364,296	360,976
Derivative assets	78,504	48,522
Prepaid expenses and other	30,413	25,201
Total current assets	575,090	434,699
Property and equipment (successful efforts method):
Proved oil and gas properties	15,378,464	14,301,502
Accumulated depletion, depreciation, and amortization	(8,157,601)	(7,603,195)
Unproved oil and gas properties, net of valuation allowance of $26,680 and $32,680, respectively	589,842	764,924
Wells in progress	395,532	481,893
Other property and equipment, net of accumulated depreciation of $63,685 and $61,737, respectively	54,531	47,585
Total property and equipment, net	8,260,768	7,992,709
Noncurrent assets:
Derivative assets	4,871	3,973
Other noncurrent assets	152,506	145,266
Total noncurrent assets	157,377	149,239
Total assets	$8,993,235	$8,576,647
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$794,002	$760,473
Derivative liabilities	19,003	7,058
Other current liabilities	24,942	22,419
Total current liabilities	837,947	789,950
Noncurrent liabilities:
Revolving credit facility	—	68,500
Senior Notes, net	2,711,148	2,708,243
Asset retirement obligations	150,095	145,313
Net deferred tax liabilities	589,756	545,295
Derivative liabilities	12,480	7,142
Other noncurrent liabilities	101,711	74,947
Total noncurrent liabilities	3,565,190	3,549,440
Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 114,634,725 and 114,461,934 shares, respectively	1,146	1,145
Additional paid-in capital	1,516,542	1,501,779
Retained earnings	3,073,545	2,735,494
Accumulated other comprehensive loss	(1,135)	(1,161)
Total stockholders’ equity	4,590,098	4,237,257
Total liabilities and stockholders’ equity	$8,993,235	$8,576,647

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2025

Condensed Consolidated Statements of Operations
(in thousands, except per share data)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Operating revenues and other income:
Oil, gas, and NGL production revenue	$785,076	$633,451	$1,624,696	$1,193,047
Other operating income	7,867	1,104	12,791	1,378
Total operating revenues and other income	792,943	634,555	1,637,487	1,194,425
Operating expenses:
Oil, gas, and NGL production expense	224,008	136,622	449,081	273,997
Depletion, depreciation, and amortization	292,990	179,651	562,890	345,839
Exploration (1)	15,355	17,094	27,118	35,675
General and administrative (1)	42,097	31,112	81,436	61,290
Net derivative (gain) loss (2)	(78,308)	(12,118)	(61,092)	16,027
Other operating expense, net	1,893	2,814	6,858	3,822
Total operating expenses	498,035	355,175	1,066,291	736,650
Income from operations	294,908	279,380	571,196	457,775
Interest expense	(42,561)	(21,807)	(86,934)	(43,680)
Interest income	182	6,333	295	13,103
Other non-operating expense	(27)	(23)	(54)	(47)
Income before income taxes	252,502	263,883	484,503	427,151
Income tax expense	(50,837)	(53,590)	(100,569)	(85,659)
Net income	$201,665	$210,293	$383,934	$341,492

Basic weighted-average common shares outstanding	114,520	114,634	114,518	115,138
Diluted weighted-average common shares outstanding	114,788	115,715	114,880	116,092
Basic net income per common share	$1.76	$1.83	$3.35	$2.97
Diluted net income per common share	$1.76	$1.82	$3.34	$2.94
Net dividends declared per common share	$0.20	$0.18	$0.40	$0.36

(1) Non-cash stock-based compensation included in:
Exploration expense	$1,248	$1,188	$2,700	$2,313
General and administrative expense	4,503	4,600	10,140	8,493
Total non-cash stock-based compensation	$5,751	$5,788	$12,840	$10,806

(2) The net derivative (gain) loss line item consists of the following:
Net derivative settlement gain	$(39,745)	$(16,523)	$(47,496)	$(29,797)
Net (gain) loss on fair value changes	(38,563)	4,405	(13,596)	45,824
Total net derivative (gain) loss	$(78,308)	$(12,118)	$(61,092)	$16,027

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2025

Condensed Consolidated Statements of Stockholders' Equity
(in thousands, except share data and dividends per share)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balances, December 31, 2024	114,461,934	$1,145	$1,501,779	$2,735,494	$(1,161)	$4,237,257
Net income	—	—	—	182,269	—	182,269
Other comprehensive income	—	—	—	—	14	14
Net cash dividends declared, $0.20 per share	—	—	—	(22,893)	—	(22,893)
Issuance of common stock upon vesting of RSUs, net of shares used for tax withholdings	284	—	(3)	—	—	(3)
Stock-based compensation expense	—	—	7,089	—	—	7,089
Balances, March 31, 2025	114,462,218	$1,145	$1,508,865	$2,894,870	$(1,147)	$4,403,733
Net income	—	—	—	201,665	—	201,665
Other comprehensive income	—	—	—	—	12	12
Net cash dividends declared, $0.20 per share	—	—	—	(22,990)	—	(22,990)
Issuance of common stock under Employee Stock Purchase Plan	90,314	1	1,926	—	—	1,927
Stock-based compensation expense	82,193	—	5,751	—	—	5,751
Balances, June 30, 2025	114,634,725	$1,146	$1,516,542	$3,073,545	$(1,135)	$4,590,098

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2025

Condensed Consolidated Statements of Stockholders' Equity (Continued)
(in thousands, except share data and dividends per share)

			Additional Paid-in Capital		Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Common Stock			Retained Earnings
	Shares	Amount
Balances, December 31, 2023	115,745,393	$1,157	$1,565,021	$2,052,279	$(2,607)	$3,615,850
Net income	—	—	—	131,199	—	131,199
Other comprehensive income	—	—	—	—	8	8
Net cash dividends declared, $0.18 per share	—	—	—	(20,707)	—	(20,707)
Issuance of common stock upon vesting of RSUs, net of shares used for tax withholdings	1,147	—	(22)	—	—	(22)
Stock-based compensation expense	1,839	—	5,018	—	—	5,018
Purchase of shares under Stock Repurchase Program	(712,235)	(7)	(33,088)	—	—	(33,095)
Balances, March 31, 2024	115,036,144	$1,150	$1,536,929	$2,162,771	$(2,599)	$3,698,251
Net income	—	—	—	210,293	—	210,293
Other comprehensive income	—	—	—	—	7	7
Net cash dividends declared, $0.18 per share	—	—	—	(20,532)	—	(20,532)
Issuance of common stock under Employee Stock Purchase Plan	56,006	1	1,843	—	—	1,844
Stock-based compensation expense	35,691	1	5,787	—	—	5,788
Purchase of shares under Stock Repurchase Program	(1,058,956)	(11)	(51,700)	—	—	(51,711)
Balances, June 30, 2024	114,068,885	$1,141	$1,492,859	$2,352,532	$(2,592)	$3,843,940

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2025

Condensed Consolidated Statements of Cash Flows
(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Cash flows from operating activities:
Net income	$201,665	$210,293	$383,934	$341,492
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, and amortization	292,990	179,651	562,890	345,839
Stock-based compensation expense	5,751	5,788	12,840	10,806
Net derivative (gain) loss	(78,308)	(12,118)	(61,092)	16,027
Net derivative settlement gain	39,745	16,523	47,496	29,797
Amortization of deferred financing costs	2,552	1,372	5,102	2,743
Deferred income taxes	43,204	43,516	69,463	70,907
Other, net	(5,721)	(18,858)	(4,206)	(17,756)
Net change in working capital	69,265	50,215	37,701	(47,473)
Net cash provided by operating activities	571,143	476,382	1,054,128	752,382

Cash flows from investing activities:
Capital expenditures	(410,175)	(322,684)	(824,043)	(655,049)
Acquisition of proved and unproved oil and gas properties	(27)	5	(14,919)	2
Other, net	—	—	—	80
Net cash used in investing activities	(410,202)	(322,679)	(838,962)	(654,967)

Cash flows from financing activities:
Proceeds from revolving credit facility	528,000	—	1,384,500	—
Repayment of revolving credit facility	(565,500)	—	(1,453,000)	—
Repurchase of common stock	(648)	(51,223)	(648)	(83,991)
Dividends paid	(22,893)	(20,707)	(45,785)	(41,541)
Net proceeds from sale of common stock	1,927	1,844	1,927	1,844
Other, net	(4)	—	(283)	(22)
Net cash used in financing activities	(59,118)	(70,086)	(113,289)	(123,710)

Net change in cash, cash equivalents, and restricted cash	101,823	83,617	101,877	(26,295)
Cash, cash equivalents, and restricted cash at beginning of period	54	506,252	—	616,164
Cash, cash equivalents, and restricted cash at end of period	$101,877	$589,869	$101,877	$589,869

Supplemental schedule of additional cash flow information:
Operating activities:
Cash paid for interest, net of capitalized interest	$(2,548)	$(8,573)	$(84,859)	$(41,559)
Net cash paid for income taxes	$(5,304)	$(10,721)	$(5,220)	$(7,429)
Investing activities:
Changes in capital expenditure accruals	$(22,197)	$5,078	$4,734	$(21,491)

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2025

Condensed Consolidated Statements of Cash Flows (Continued)
(in thousands)	As of June 30,
	2025	2024
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$101,877	$487,869
Restricted cash (1)	—	102,000
Cash, cash equivalents, and restricted cash at end of period	$101,877	$589,869
____________________________________________
(1)    As of June 30, 2024, the amount represented a deposit held in a third-party escrow account related to the Uinta Basin Acquisition.

DEFINITIONS OF NON-GAAP MEASURES AND METRICS AS CALCULATED BY THE COMPANY
To supplement the presentation of its financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain non-GAAP measures and metrics, which are used by management and the investment community to assess the Company’s financial condition, results of operations, and cash flows, as well as compare performance from period to period and across the Company’s peer group. The Company believes these measures and metrics are widely used by the investment community, including investors, research analysts and others, to evaluate and compare recurring financial results among upstream oil and gas companies in making investment decisions or recommendations. These measures and metrics, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures and metrics provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the most directly comparable GAAP measure or any other measure of a company’s financial or operating performance presented in accordance with GAAP. Reconciliations of the Company’s non-GAAP measures to the most directly comparable GAAP measure is presented below. These measures may not be comparable to similarly titled measures of other companies.
Adjusted EBITDAX: Adjusted EBITDAX is calculated as net income before interest expense, interest income, income taxes, depletion, depreciation, and amortization expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. Adjusted EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that the Company believes provides useful additional information to investors and analysts, as a performance measure, for analysis of the Company’s ability to internally generate funds for exploration, development, acquisitions, and to service debt. The Company is also subject to financial covenants under the Company’s Credit Agreement, a material source of liquidity for the Company, based on Adjusted EBITDAX ratios. Please reference the Company’s second quarter 2025 Form 10-Q and the most recent Annual Report on Form 10-K for discussion of the Credit Agreement and its covenants.
Adjusted free cash flow: Adjusted free cash flow is calculated as net cash provided by operating activities before net change in working capital less capital expenditures before changes in accruals. The Company uses this measure as representative of the cash from operations, in excess of capital expenditures that provides liquidity to fund discretionary obligations such as debt reduction, returning cash to stockholders or expanding the business.
Adjusted net income and Adjusted net income per diluted common share: Adjusted net income and Adjusted net income per diluted common share excludes certain items that the Company believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as derivative gains and losses net of settlements, impairments, gains and losses on divestitures, gains and losses on extinguishment of debt, and accruals for non-recurring matters. The Company uses these measures to evaluate the comparability of the Company's ongoing operational results and trends and believes these measures provide useful information to investors for analysis of the Company's fundamental business on a recurring basis.
Net debt: Net debt is calculated as the total principal amount of outstanding senior notes plus amounts drawn on the revolving credit facility less cash and cash equivalents (also referred to as total funded debt). The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.
Net debt-to-Adjusted EBITDAX: Net debt-to-Adjusted EBITDAX is calculated as Net Debt (defined above) divided by Adjusted EBITDAX (defined above) for the trailing twelve-month period (also referred to as “leverage ratio” or “Adjusted EBITDAX multiple”). A variation of this calculation is a financial covenant under the Company’s Credit Agreement. The Company and the investment community may use this metric in understanding the Company’s ability to service its debt and identify trends in its leverage position. The Company reconciles the two non-GAAP measure components of this calculation.
Post-hedge: Post-hedge is calculated as the average realized price after the effects of commodity net derivative settlements. The Company believes this metric is useful to management and the investment community to understand the effects of commodity net derivative settlements on average realized prices.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2025

Production Data
	For the Three Months Ended			Percent Change Between		For the Six Months Ended		Percent Change Between Periods
	June 30,	March 31,	June 30,	2Q25 & 1Q25	2Q25 & 2Q24	June 30,	June 30,
	2025	2025	2024			2025	2024
Realized sales price (before the effect of net derivative settlements):
Oil (per Bbl)	$62.04	$70.56	$80.48	(12)%	(23)%	$66.04	$78.43	(16)%
Gas (per Mcf)	$2.15	$3.30	$1.40	(35)%	54%	$2.73	$1.78	53%
NGLs (per Bbl)	$21.91	$25.86	$22.86	(15)%	(4)%	$23.85	$22.90	4%
Equivalent (per Boe)	$41.27	$47.29	$43.92	(13)%	(6)%	$44.17	$43.19	2%
Realized sales price (including the effect of net derivative settlements): (1)
Oil (per Bbl)	$64.05	$70.87	$80.31	(10)%	(20)%	$67.25	$78.54	(14)%
Gas (per Mcf)	$2.67	$3.50	$1.95	(24)%	37%	$3.08	$2.26	36%
NGLs (per Bbl)	$21.91	$24.87	$22.86	(12)%	(4)%	$23.37	$22.58	3%
Equivalent (per Boe)	$43.36	$47.73	$45.07	(9)%	(4)%	$45.47	$44.27	3%
Net production volumes: (2)
Oil (MMBbl)	10.5	9.3	6.6	13%	59%	19.9	12.4	60%
Gas (Bcf)	36.2	36.4	32.2	—%	13%	72.6	63.4	15%
NGLs (MMBbl)	2.5	2.4	2.4	4%	1%	4.8	4.7	3%
Equivalent (MMBoe)	19.0	17.8	14.4	7%	32%	36.8	27.6	33%
Average net daily production: (2)
Oil (MBbl per day)	115.7	103.7	72.7	12%	59%	109.7	68.2	61%
Gas (MMcf per day)	398.3	404.2	354.0	(1)%	13%	401.2	348.1	15%
NGLs (MBbl per day)	26.9	26.2	26.8	3%	1%	26.6	25.6	4%
Equivalent (MBoe per day)	209.1	197.3	158.5	6%	32%	203.2	151.8	34%
Per Boe data:
Lease operating expense	$5.52	$6.13	$4.82	(10)%	15%	$5.81	$5.16	13%
Transportation costs	$4.13	$3.92	$1.94	5%	113%	$4.03	$2.00	102%
Production taxes	$1.59	$2.07	$1.89	(23)%	(16)%	$1.82	$1.90	(4)%
Ad valorem tax expense	$0.54	$0.55	$0.82	(2)%	(34)%	$0.54	$0.86	(37)%
General and administrative (3)	$2.21	$2.22	$2.16	—%	2%	$2.21	$2.22	—%
Net derivative settlement gain	$2.09	$0.44	$1.15	375%	82%	$1.29	$1.08	19%
Depletion, depreciation, and amortization	$15.40	$15.20	$12.46	1%	24%	$15.30	$12.52	22%

(1) Indicates a non-GAAP measure or metric. Please refer above to the section “Definitions of Non-GAAP Measures and Metrics as Calculated by the Company” for additional information.
(2) Amounts and percentage changes may not calculate due to rounding.
(3) Includes non-cash stock-based compensation expense per Boe of $0.24, $0.32, and $0.32 for the three months ended June 30, 2025, March 31, 2025, and June 30, 2024, respectively, and $0.28 and $0.31 for the six months ended June 30, 2025, and 2024, respectively.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2025

Adjusted EBITDAX Reconciliation (1)
(in thousands)

Reconciliation of net income (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDAX (non-GAAP):	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Trailing Twelve Months Ended June 30,
	2025	2024	2025	2024	2025
Net income (GAAP)	$201,665	$210,293	$383,934	$341,492	$812,735
Interest expense	42,561	21,807	86,934	43,680	183,913
Interest income	(182)	(6,333)	(295)	(13,103)	(19,095)
Income tax expense	50,837	53,590	100,569	85,659	210,840
Depletion, depreciation, and amortization	292,990	179,651	562,890	345,839	1,026,356
Exploration (2)	14,107	15,906	24,418	33,362	50,062
Stock-based compensation expense	5,751	5,788	12,840	10,806	27,055
Net derivative (gain) loss	(78,308)	(12,118)	(61,092)	16,027	(127,077)
Net derivative settlement gain	39,745	16,523	47,496	29,797	86,415
Other, net	409	823	800	1,420	(438)
Adjusted EBITDAX (non-GAAP)	$569,575	$485,930	$1,158,494	$894,979	$2,250,766
Interest expense	(42,561)	(21,807)	(86,934)	(43,680)	(183,913)
Interest income	182	6,333	295	13,103	19,095
Income tax expense	(50,837)	(53,590)	(100,569)	(85,659)	(210,840)
Exploration (2)(3)	(13,868)	(14,897)	(24,179)	(24,436)	(49,632)
Amortization of deferred financing costs	2,552	1,372	5,102	2,743	9,815
Deferred income taxes	43,204	43,516	69,463	70,907	173,542
Other, net	(6,369)	(20,690)	(5,245)	(28,102)	(20,955)
Net change in working capital	69,265	50,215	37,701	(47,473)	96,382
Net cash provided by operating activities (GAAP)	$571,143	$476,382	$1,054,128	$752,382	$2,084,260

(1) See "Definitions of Non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) Stock-based compensation expense is a component of the exploration expense and general and administrative expense line items on the unaudited condensed consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amounts shown on the unaudited condensed consolidated statements of operations for the component of stock-based compensation expense recorded to exploration expense.

(3) Amounts excludes certain capital expenditures related to unsuccessful exploration activities.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2025

Reconciliation of Net Income to Adjusted Net Income (1)
(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net income (GAAP)	$201,665	$210,293	$383,934	$341,492
Net derivative (gain) loss	(78,308)	(12,118)	(61,092)	16,027
Net derivative settlement gain	39,745	16,523	47,496	29,797
Other, net	409	823	800	1,420
Tax effect of adjustments (2)	8,432	(1,134)	2,828	(10,252)
Adjusted net income (non-GAAP)	$171,943	$214,387	$373,966	$378,484

Diluted net income per common share (GAAP)	$1.76	$1.82	$3.34	$2.94
Net derivative (gain) loss	(0.68)	(0.10)	(0.53)	0.14
Net derivative settlement gain	0.35	0.14	0.41	0.26
Other, net	—	—	0.01	0.01
Tax effect of adjustments (2)	0.07	(0.01)	0.03	(0.09)
Adjusted net income per diluted common share (non-GAAP)	$1.50	$1.85	$3.26	$3.26

Basic weighted-average common shares outstanding	114,520	114,634	114,518	115,138
Diluted weighted-average common shares outstanding	114,788	115,715	114,880	116,092

Note: Amounts may not calculate due to rounding.

(1) See "Definitions of Non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) The tax effect of adjustments for each of the three and six months ended June 30, 2025, was calculated using a tax rate of 22.1%. The tax effect of adjustments for each of the three and six months ended June 30, 2024, was calculated using a tax rate of 21.7%. These rates approximate the Company's statutory tax rates for the respective periods, as adjusted for ordinary permanent differences.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2025

Reconciliation of Total Principal Amount of Debt to Net Debt (1)
(in thousands)
As of June 30, 2025
Principal amount of Senior Notes (2)	$2,736,026
Revolving credit facility (2)	—
Total principal amount of debt (GAAP)	2,736,026
Less: Cash and cash equivalents	101,877
Net Debt (non-GAAP)	$2,634,149

(1) See "Definitions of Non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) Amounts as of June 30, 2025, are from Note 5 - Long-Term Debt in Part I, Item 1 of the Company's Form 10-Q.

Adjusted Free Cash Flow (1)
(in thousands)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net cash provided by operating activities (GAAP)	$571,143	$476,382	$1,054,128	$752,382
Net change in working capital	(69,265)	(50,215)	(37,701)	47,473
Cash flow from operations before net change in working capital (non-GAAP)	501,878	426,167	1,016,427	799,855

Capital expenditures (GAAP)	410,175	322,684	824,043	655,049
Changes in capital expenditure accruals	(22,197)	5,078	4,734	(21,491)
Capital expenditures before changes in accruals (non-GAAP)	387,978	327,762	828,777	633,558

Adjusted free cash flow (non-GAAP)	$113,900	$98,405	$187,650	$166,297

(1) See "Definitions of Non-GAAP Measures and Metrics as Calculated by the Company" above.